Exhibit 99.1
FOR IMMEDIATE RELEASE

Adams Resources & Energy, Inc. to be Acquired by an Affiliate of Tres Energy LLC

Houston, Texas (Tuesday, November 12, 2024) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) announced today that it has entered into a definitive agreement to be acquired by an affiliate of Tres Energy LLC (“Buyer”) in an all-cash transaction that values the Company at a total enterprise value (including bank debt and financial leases) of approximately $138.9 million.

Under the terms of the agreement, Adams stockholders will receive $38.00 per share in cash for each share of Adams common stock owned as of the closing of the transaction. The per share purchase price represents a 39% premium to the Company’s closing share price of $27.32 on November 11, 2024, the last full trading date prior to the announcement of the transaction, and a 53% premium to the Company’s three-month volume-weighted average per share price for the period ended November 11, 2024. Upon completion of the transaction, the Company’s shares will no longer trade on the NYSE American, and Adams will become a private company.

“This transaction marks the successful completion of a profitable journey for our shareholders and fulfills our strategic goal to restructure the Company, unlocking more value from our assets and operations. By returning to our roots as a private company in partnership with Buyer, we will gain efficiencies and create new entrepreneurial opportunities for both the Company and our employees” said Townes G. Pressler, Chairman of the Adams Board of Directors.

Kevin Roycraft, Chief Executive Officer of Adams, said, “We are thrilled to be a part of Buyer’s team. This new chapter will empower us to innovate more freely and focus on our long-term vision without the pressures of being a public company. We believe this partnership will enhance our ability to deliver exceptional value to our customers and employees, and we look forward to embarking on this exciting journey together.”

Approvals and Timing

The Adams Board of Directors has unanimously approved the transaction and recommends that stockholders vote in favor of the transaction. The transaction is expected to close in the first quarter of 2025, subject to customary closing conditions, including approval by Adams stockholders.

Advisors

GulfStar Group, Ltd. is serving as financial advisor to Adams, Houlihan Lokey Capital, Inc. is serving as financial advisor to the Adams Board of Directors, and Locke Lord LLP is serving as legal counsel to Adams.

King & Spalding LLP is serving as legal counsel to Tres Energy LLC and its affiliates.

Additional Information About the Proposed Transaction and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed transaction between Adams and an affiliate of Buyer. In connection with this proposed transaction, Adams intends to file one or more proxy statements on Schedule 14A or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement or other document Adams may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF ADAMS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Adams as applicable.

Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Adams through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Adams will be available free of charge on Adams internet website at www.adamsresources.com/sec-filings or by contacting Adams’ Chief Financial Officer by email at tohmart@adamsresources.com or by phone at 713-881-3609.

Participants in the Solicitation of Proxies

The directors and officers of the Company may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company's directors and officers and their respective interests in the Company by security holdings or otherwise is available in (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2023, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”, which was filed with the SEC on March 13, 2024, (ii) the Company's definitive Proxy Statement on Schedule 14A for its 2024 annual meeting of stockholders, including under the headings “Item 1 -- Election of Directors”, “Executive Officers”, “Summary Compensation Table”, “Compensation Overview”, “2023 Director Compensation”, “Transactions with Related Persons” and “Security Ownership of Certain Beneficial Owners and Management”, which was filed with the SEC on April 1, 2024 and (iii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the interests of such potential participants is or will be included in the Proxy Statement and other relevant materials to be filed with the SEC, when they become available, including in connection with the solicitation of proxies to approve the proposed transaction. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.adamsresources.com/sec-filings.

Forward-Looking Statements and Information

This communication contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this communication that are not statements of historical fact, including statements about Adams’ ability to consummate the proposed transaction and the expected benefits of the proposed transaction, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future performance, plans, actions or events. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others: (i) the failure to obtain the required vote of Adams’ stockholders, (ii) the timing to consummate the proposed transaction, (iii) the risk that a condition of closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur, (iv) risks related to disruption of management time from ongoing business operations due to the proposed transaction, (v) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of Adams, (vi) the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Adams to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers, (vii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, including in circumstances requiring the Company to pay a termination fee, (viii) unexpected costs, charges or expenses resulting from the merger, (ix) potential litigation relating to the merger that could be instituted against the parties to the merger agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto, (x) worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and services and impact the Company’s profitability, and (xi) disruptions in the global credit and financial markets, including diminished liquidity and credit availability, cyber-security vulnerabilities, crude oil pricing and supply issues, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations. Accordingly, actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Adams’ filings with the SEC, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Adams’ Annual Report on Form 10-K for the year ended December 31, 2023 and in the Company’s other filings with the SEC.

There can be no assurance that the proposed transaction will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. The Company undertakes no obligation or duty to update or revise any of these forward-looking statements after the date of this communication, whether in response to new information, future events, or otherwise, except as required by applicable law.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is engaged in crude oil marketing, transportation, terminalling and storage, tank truck transportation of liquid chemicals and dry bulk and recycling and repurposing of off-spec fuels, lubricants, crude oil and other chemicals through its subsidiaries, GulfMark Energy, Inc., Service Transport Company, Victoria Express Pipeline, L.L.C., GulfMark Terminals, LLC, Phoenix Oil, Inc., and Firebird Bulk Carriers, Inc. For more information, visit www.adamsresources.com.

About Tres Energy LLC

Tres Energy LLC is a privately held limited liability company that invests in and operates strategic energy assets across the United States. For more information, visit www.tres-energy.com.

Company Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

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